Exhibit 10.13

[LANDS’ END LETTERHEAD]

January 31, 2014

Karl Dahlen

[Address Omitted]

Dear Karl,

I am pleased to confirm the details of your promotion to SVP, General Counsel and Corporate Secretary. We all believe the future of Lands’ End will provide us with many opportunities for growth and the company is well positioned for continued success.

The following outlines several facets of your compensation package:

•	Effective date of January 25, 2014.

•	Annual base salary of $270,000 paid in bi-weekly payments. (This will include your 2014 merit award.)

•	Your annual target bonus incentive opportunity will increase to 50% of your base salary earned after the effective date of your promotion. The portion of the bonus target paid each year will continue to be based on your performance and the company’s fiscal results.

•	You will also be required to sign an ESA.

Karl, we all think highly of you and believe there will be continued opportunity to leverage your knowledge, experience, and leadership as we pursue our vision of becoming a $5 Billion global lifestyle brand.

Sincerely,

/s/ Edgar Huber	/s/ Karl Dahlen
Edgar Huber	Karl Dahlen
President/CEO